Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
PATRIOT RISK MANAGEMENT, INC.
     Patriot Risk Management, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:
1.	The present name of the Corporation is Patriot Risk Management, Inc.

2.	The original name of the Corporation was SunCoast Holdings, Inc., and the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 25, 2003. On February 27, 2008, the Corporation filed an amendment to its Certificate of Incorporation changing its name to Patriot Risk Management, Inc.

3.	This Amended and Restated Certificate of Incorporation was duly adopted by the stockholders in accordance with Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware.

4.	The Certificate of Incorporation of the Corporation is hereby restated in its entirety by this Amended and Restated Certificate of Incorporation to read in its entirety as follows:
ARTICLE I
NAME
     The name of the Corporation is Patriot Risk Management, Inc. (the “Corporation”).
ARTICLE II
PURPOSE
     The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE III
REGISTERED AGENT
     The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE IV
AUTHORIZED CAPITAL
Part A — Authorized Shares
     The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 49,000,000 shares, divided into two classes as follows:
1.	5,000,000 shares of preferred stock of the par value of $.001 per share (“Preferred Stock”); and

2.	44,000,000 shares of common stock of the par value of $.001 per share, of which 40,000,000 shares are designated as “Common Stock” and 4,000,000 shares are designated as “Series B Common Stock.”
Part B — Reclassification
     Immediately upon the effectiveness of this Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) pursuant to the DGCL (the “Effective Time”), each share of the Corporation’s Series A Common Stock, par value $.001 per share, issued and outstanding immediately prior thereto (“Series A Common Stock”), shall automatically, without further action on the part of the Corporation or any holder of such Series A Common Stock, be reclassified as and shall become one new validly issued, fully paid and non-assessable share of Common Stock. The reclassification of Series A Common Stock into Common Stock shall be deemed to occur at the Effective Time.
Part C — Preferred Stock
     The board of directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class.
Part D — Common Stock
     1. Dividends. Subject to the preferential dividend rights, if any, applicable to shares of Preferred Stock, and subject to the provisions of this Certificate of Incorporation, the holders of the Common Stock and the Series B Common Stock shall be entitled to receive ratably on a per share basis, to the extent permitted by law, such dividends as may be declared from time to time by the board of directors.

     2. Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of the Common Stock and the Series B Common Stock shall be entitled to receive all the remaining assets of the Corporation of whatever kind available for distribution to stockholders, ratably on a per share basis.
     3. Voting Rights. Except as may be otherwise required by law or this Certificate of Incorporation, each holder of Common Stock and each holder of Series B Common Stock shall vote together as a single class. On all matters to be voted on by the stockholders of the Corporation, each holder of Common Stock shall be entitled to one (1) vote per share and each holder of Series B Common Stock shall be entitled to four (4) votes per share.
     4. Conversion Rights of Common Stock. The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.
     5. Mandatory Conversion of Series B Common Stock. Upon the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50 million in gross proceeds to the Corporation (the time such closing is referred to herein as the “Mandatory Conversion Time”), each share of the Series B Common Stock issued and outstanding immediately prior thereto, shall automatically, without further action on the part of the Corporation or any holder of such Series B Common Stock, be converted into and shall become one new validly issued, fully paid and non-assessable share of Common Stock. The Corporation shall not issue any shares of Series B Common Stock on or after the Mandatory Conversion Time. The conversion of Series B Common Stock into Common Stock shall be deemed to occur at the Mandatory Conversion Time. Except as provided in this paragraph, the Series B Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.
     6. Preemptive Rights. No holder of the Common Stock or Series B Common Stock shall have any preemptive rights with respect to the Common Stock or Series B Common Stock, respectively, or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.
ARTICLE V
BOARD OF DIRECTORS
     The business and affairs of the Corporation shall be managed by or under the direction of the board of directors consisting of not less than three directors nor more than thirteen directors, the exact number of directors to be determined from time to time exclusively by resolution adopted by the board of directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. The term of the initial

Class I directors shall terminate on the date of the 2009 annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the 2010 annual meeting of stockholders and the term of the initial Class III directors shall terminate on the date of the 2011 annual meeting of stockholders. At each annual meeting of stockholders beginning in 2009, successors to the class of directors whose term expires at the annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which such director’s term expires and until such director’s successor shall be elected and shall qualify for office, subject, however, to prior death, resignation, disqualification or removal from office. Any vacancy on the board of directors, however resulting, may be filled only by an affirmative vote of the majority of the directors then in office, even if less than a quorum, or by an affirmative vote of the sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation or the resolution or resolutions adopted by the board of directors pursuant to Article IV Part C applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.
ARTICLE VI
REMOVAL OF DIRECTORS
     Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of 66 2/3% of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE VII
WRITTEN BALLOT
     Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless and to the extent that the bylaws of the Corporation shall otherwise provide.
ARTICLE VIII
PERPETUAL EXISTENCE
     The Corporation is to have perpetual existence.

ARTICLE IX
INDEMNIFICATION
     1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.
     2. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Person in connection with such Proceeding. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the board of directors.
     3. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by the DGCL, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article IX or otherwise.
     4. The Corporation may indemnify and advance expenses to any person who was or is a party or is threatened to be made a party to or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the board of directors in its sole discretion.

     5. The Corporation may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the board of directors.
     6. The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
     7. The Corporations obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, limited liability company, joint venture, trust or other enterprise.
     8. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or may be indemnified under this Article IX whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.
     9. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.
ARTICLE X
STOCKHOLDER MEETINGS
     1. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws.
     2. For so long as Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended: (i) the stockholders may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and (ii) special meetings of stockholders may be called only by either the board of directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office or by the Chairman of the board.
ARTICLE XI
SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW
     The Corporation expressly elects to be governed by Section 203 of the DGCL.

ARTICLE XII
AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BYLAWS
     1. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the bylaws, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation, the bylaws or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Certificate of Incorporation, the bylaws or otherwise, the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with this Certificate of Incorporation.
     2. The board of directors shall have the concurrent power with the stockholders to make, alter, amend, change, add to or repeal the bylaws of the Corporation.
IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed and attested by its duly authorized officer this 27th day of August, 2008.

PATRIOT RISK MANAGEMENT, INC., a Delaware corporation
By:	/s/ Steven M. Mariano
Steven M. Mariano
Chairman of the Board, President and Chief Executive Officer